EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated September 30, 2016 on our audits related to the consolidated financial statements of Worthpoint Corporation as of December 31, 2015 and 2014 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

December 23, 2016